As filed with the Securities and Exchange Commission on June 18, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________
ATHENE HOLDING LTD.
(Exact Name of Registrant as Specified in Its Charter)
__________________________

Bermuda	98-0630022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

96 Pitts Bay Road
Pembroke, Bermuda	HM08
(Address of Principal Executive Offices)	(Zip Code)
 ____________________________
Athene Holding Ltd. 2019 Share Incentive Plan
(Full title of the plan)
____________________________
28 Liberty Street
New York, NY 10005
(Name and address of agent for service)

(212) 590-9070
(Telephone number, including area code, of agent for service)
____________________________
Copies to:

Perry J. Shwachman Samir A. Gandhi Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Telephone: (312) 853-7000 Telecopy: (312) 853-7036	Charles G.R. Collis Conyers Dill & Pearman Limited Clarendon House, 2 Church Street PO Box HM 666 Hamilton, HM CX Bermuda Telephone: (441) 295-1422 Telecopy: (441) 292-4720
____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act      ☐
____________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Shares, par value $0.001 per share	3,329,673	$43.69	$145,573,413.37	$17,631.38

(1)
The securities to be registered include (i) Class A Common Shares, par value $0.001 per share (“Common Shares”), that may be issued upon the exercise, vesting or grant, as applicable, of options, restricted share units, rights to acquire Common Shares and other share-based awards and (ii) pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate number of Common Shares that become issuable under the Athene Holding Ltd. 2019 Share Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of such securities.

(2)
Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $44.06 (high) and $43.31 (low) sales price of the Common Shares as reported on the New York Stock Exchange on June 11, 2019, which date is within five business days prior to the filing of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S‑8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S‑8 is filed by Athene Holding Ltd. (the “Registrant”) regarding the Athene Holding Ltd. 2019 Share Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Annual Report”), filed with the Commission on February 27, 2019;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal year ended March 31, 2019, filed with the Commission on May 7, 2019;

3.	The information in Part III of the Registrant’s Annual Report incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 22, 2019;

4.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on June 5, 2019, June 10, 2019 and June 10, 2019; and

5.
The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 9, 2016 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.
ITEM 5. Interests of Named Experts and Counsel.
Not applicable.
ITEM 6. Indemnification of Directors and Officers.
Section 98 of the Bermuda’s Companies Act 1981 (the “Companies Act”)  provides generally that a Bermuda company may indemnify its directors and officers against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer for the costs, charges and expenses incurred by the officer in defending any civil or criminal proceedings against them, on condition that the officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.
Our bye-laws provide that our directors will not be liable for monetary damages for breach of fiduciary duty.
Our bye-laws provide for the indemnification of directors and officers acting on our behalf if the director or officer acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. Our directors and officers will not be indemnified by us if they seek indemnification from us for any acts or omissions in their capacity as directors or officers of Athene Asset Management LLC, our investment adviser.
We have entered into indemnification agreements with each of our executive officers and directors, in addition to the indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements provide that we will indemnify our directors and officers or any person appointed to any committee by the board of directors acting in their capacity as such for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to us other than in respect of such person’s own bad faith, fraud or dishonesty. However, we are required to indemnify our directors and officers in any proceeding in which they are successful. The indemnification agreements are limited to those payments that are lawful under Bermuda law.
We will purchase and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.
ITEM 7. Exemption from Registration Claimed.
Not applicable.
ITEM 8. Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of Athene Holding Ltd. (incorporated by reference to Exhibit 3.1 to the Form S-1 filed on May 9, 2016)

4.2	Twelfth Amended and Restated Bye-laws of Athene Holding Ltd., effective June 4, 2019 (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on June 10, 2019)

4.3	Athene Holding Ltd. 2019 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on June 10, 2019)

5.1*	Opinion of Conyers Dill & Pearman Limited

23.1*	Consent of Conyers Dill & Pearman Limited (included as part of Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP regarding Athene Holding Ltd. financial statements

24.1*	Power of Attorney (set forth on the signature page of this Registration Statement)

99.1*	Form F-N (to be filed concurrently with this Registration Statement)

*	Filed herewith.

ITEM 9. Undertakings.
(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on the 18th day of June 2019.

ATHENE HOLDING LTD.

By:	/s/ Martin P. Klein
Name:	Martin P. Klein
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Each person whose signature appears below hereby severally constitutes and appoints James R. Belardi, Martin P. Klein and John A. Sondej, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and dates indicated.

Signature	Title	Date

/s/ James R. Belardi	Chairman and Chief Executive Officer (Principal Executive Officer)	June 18, 2019
James R. Belardi

/s/ Martin P. Klein	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 18, 2019
Martin P. Klein

/s/ John A. Sondej	Senior Vice President and Controller (Principal Accounting Officer)	June 18, 2019
John A. Sondej

/s/ Marc Beilinson	Director	June 18, 2019
Marc Beilinson

/s/ Robert Borden	Director	June 18, 2019
Robert Borden

/s/ Mitra Hormozi	Director	June 18, 2019
Mitra Hormozi

/s/ Scott Kleinman	Director	June 18, 2019
Scott Kleinman

/s/ Brian Leach	Director	June 18, 2019
Brian Leach

/s/ Gernot Lohr	Director	June 18, 2019
Gernot Lohr

/s/ H. Carl McCall	Director	June 18, 2019
H. Carl McCall

/s/ Matthew R. Michelini	Director	June 18, 2019
Matthew R. Michelini

/s/ Manfred Puffer	Director	June 18, 2019
Manfred Puffer

/s/ Marc Rowan	Director	June 18, 2019
Marc Rowan

/s/ Lawrence J. Ruisi	Director	June 18, 2019
Lawrence J. Ruisi

/s/ Hope Schefler Taitz	Director	June 18, 2019
Hope Schefler Taitz

/s/ Arthur Wrubel	Director	June 18, 2019
Arthur Wrubel

/s/ Fehmi Zeko	Director	June 18, 2019
Fehmi Zeko